Exhibit 10.2

EMPLOYMENT AGREEMENT

STEPHEN E. RIFFEE

This Employment Agreement (this “Agreement”), is made and entered into as of the 31st day of July, 2006, by and between Corporate Office Properties L.P., a Delaware limited partnership (the “Employer”), and Corporate Office Properties Trust, a Maryland business trust (“COPT”), and Stephen E. Riffee (the “Executive”).

RECITALS

A.   The Employer (as referenced in the first paragraph) wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to be employed by the Employer on a full-time basis for said period, and upon the other terms and conditions hereinafter provided.

B.   The Employer recognizes that circumstances may arise in which a change of control of the Employer or COPT, through acquisition or otherwise, may occur, thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, and that such uncertainty may result in the loss of valuable services of the Executive. Accordingly, the Employer and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

C.   COPT has agreed to become a party to this Agreement for the purpose of assuming the liabilities, obligations and duties of the Employer to the extent provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

1.    EFFECTIVE DATE.  Notwithstanding the date of execution hereof, this Agreement shall become effective as of August 14, 2006 (the “Effective Date”).

2.    POSITION AND DUTIES.  As of the Effective Date, the Employer hereby employs the Executive as Executive Vice-President and Chief Financial Officer of the Employer, or in such other capacity as shall be mutually agreed between the Employer and the Executive. During the period of the Executive’s employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer.  The Executive’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Trustees of COPT (the “Board”). The Executive shall have the powers necessary to perform the duties assigned to him, and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in the light of such assigned duties.

3.    COMPENSATION.  As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation and other benefits:

(a)          BASE SALARY.  The Executive shall receive an aggregate annual minimum “Base Salary” at the annualized rate of Three Hundred Forty Thousand Dollars ($340,000) per annum, payable in periodic installments in accordance with the regular payroll practices of the Employer. Such Base Salary shall be subject to review annually by the Board and Compensation Committee of COPT (“Compensation Committee”) during the term hereof, in accordance with the established compensation policies of the Compensation Committee.

(b)         PERFORMANCE BONUS.  The Executive shall be entitled to an annual cash “Performance Bonus,” which shall be determined by the Board based upon the recommendation of the Compensation Committee.  Any amount due and payable to the Executive under this paragraph (b) of Section 3 for any calendar year shall be paid to the Executive no later than two and one-half months following the close of such calendar year.

(c)          STOCK OPTION/RESTRICTED SHARES.  Executive shall be entitled to stock options and/or restricted shares as determined by the Compensation Committee and the Board.

(d)         BENEFITS.  The Executive shall be entitled to participate in all plans and benefits generally, from time to time, accorded to employees of the Employer (“Benefit Plans”), all as determined by the Board from time to time based upon the input of the Compensation Committee. Executive shall also receive additional benefits as follows:

(i)            a one thousand dollars ($1,000) per month automobile allowance; and

(ii)           five thousand dollars ($5,000) per year for personal financial planning and personal income tax preparation.

Any amounts due and payable to the Executive under this paragraph (d) of Section 3 during any calendar year shall be paid to the Executive no later than two and one-half months following the close of such calendar year.

(e)          DEFERRED COMPENSATION PLAN. Executive shall be entitled to participate in the Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan (or any successor plan) in accordance with and subject to the terms and limitations of such plan.

(f)          EXECUTIVE WELLNESS PROGRAM. Executive shall be entitled to participate in the COPT Johns Hopkins Executive Wellness Program (or any successor plan) in accordance with and subject to the terms and limitations of such plan.

(g)         WITHHOLDING.  The Employer shall be entitled to withhold, from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its independent accountants, with regard to any question concerning the amount or requirement of any such withholding.

4.    TERM AND TERMINATION.

(a)          BASIC TERM.  The Executive’s employment hereunder shall be for a six (6) year basic term (the “Basic Term”), commencing as of the Effective Date. If either the Executive or the Employer notifies the Compensation Committee in writing at least six (6) months but not more than one (1) year prior to the expiration of the Basic Term that the Agreement is set to terminate at the end of the Basic Term, the Agreement shall automatically be extended after the Basic Term for a continuous, self-renewing one (1) year term without further action of the parties unless either party shall have served written notice on the other at least six (6) months prior to the expiration of the Basic Term, that this Agreement shall terminate at the end of the Basic Term.  If this Agreement is extended beyond the Basic Term, either party may at any time thereafter give written notice to the other party that the term of this Agreement will expire on the date that is one (1) year following the date of such written notice.  Notwithstanding the foregoing and other applicable terms of this Agreement, this Agreement may be terminated by either party, with or without cause, effective as of the first (1st) business day after written notice to that effect is delivered to the other party.

(b)         PREMATURE TERMINATION.

(i)            In the event of the termination of the employment of the Executive under this Agreement by the Employer for any reason other than expiration of the term hereof or any renewal term, termination upon disability in accordance with the provisions of paragraph (f) of this Section 4, or a “for-cause” termination in accordance with the provisions of paragraph (d) of this Section 4, then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by or available to the Executive, the Executive shall be entitled to a “Termination Payment” equal to the sum of:  (w) three (3) times the rate of annualized Base Salary then payable to the Executive, plus (x) three (3) times the average of the three (3) most recent annual Performance Bonuses that the Executive received. In the event of a termination governed by this paragraph (b) of Section 4, the Employer shall also: (y) allow a period of eighteen (18) months following the termination of employment for the Executive (but in no event beyond the expiration of any option term or period specified in the option agreement with the Executive) to exercise any options granted under any stock option or share incentive plan established by Employer or COPT (“Stock Plan”); and (z) continue for the Executive (provided that such items are not available to him by virtue of other employment secured after termination) the perquisites, plans and benefits provided under the Employer’s Perquisite Policy and Benefit Plans as of and after the date of termination, [all items in (z) being collectively referred to as “Post-Termination Perquisites and Benefits”], for twelve (12) months following such termination. The payments and benefits provided under (w), (x), (y) and (z) above by the Employer shall not be offset against or diminish any other compensation or benefits accrued as of the date of termination.

(ii)           Notwithstanding the vesting schedule otherwise applicable, in the event of a termination governed by this paragraph (b) of Section 4, the Executive shall be fully vested in all of the Executive’s options and restricted shares under any Stock Plan or similar program.

(iii)          The payments provided under (w) and (x) of Section 4(b)(i) will be made monthly over twelve (12) months, provided that if Executive is a key employee subject to a delay of payment under Internal Revenue Code Section 409A(a)(2)((B), the aggregate amount of the first six months of payments shall be paid in a lump sum in the sixth month following termination of employment. Any cash payments under (z) of Section 4(b)(i), shall be paid to the Executive no later than two and one-half months following the close of the calendar year of the termination of employment.

(c)          CONSTRUCTIVE TERMINATION. If at any time during the term of this Agreement, except in connection with a “for-cause” termination pursuant to paragraph (d) of this Section 4, the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice to the Employer given within one hundred and twenty (120) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in Sections 5 and 6 hereof.  The Executive shall in such event be entitled to a Termination Payment of Base Salary and Performance Bonus compensation as well as all of the Post-Termination Perquisites and Benefits, as if such termination of his employment had been effectuated pursuant to paragraph (b) of this Section 4.

For purposes of this Agreement, the Executive shall be deemed to have been “Constructively Discharged” upon the occurrence of any one of the following events:

(i)            The Executive is not re-elected to, or is removed from, the position with the Employer as set forth in Section 2 hereof, other than as a result of the Executive’s election or appointment to positions of equal or superior scope and responsibility; or

(ii)           The Executive shall fail to be vested by the Employer with the powers, authority and support services normally attendant to any of said offices; or

(iii)          The Employer shall notify the Executive that the employment of the Executive will be terminated or materially modified in the future or that the Executive will be Constructively Discharged in the future; or

(iv)          The Employer changes the primary employment location of the Executive to a place that is more than fifty (50) miles from the primary employment location, 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046, as of the Effective Date of this Agreement; or

(v)           The Employer otherwise commits a material breach of its obligations under this Agreement.

(d)         TERMINATION FOR CAUSE. The employment of the Executive and this Agreement may be terminated “for-cause” as hereinafter defined. Termination “for- cause” shall mean the termination of employment on the basis or as a result of (i) a violation by the Executive of any applicable law or regulation respecting the business of the Employer; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iii) any act of dishonesty or fraud, or the Executive’s commission of an act which in the opinion of the Board disqualifies the Executive from serving as an officer or director of the Employer; (iv) the willful or negligent failure of the Executive to perform his duties hereunder, which failure continues for a period of thirty (30) days after written notice thereof is given to the Executive; or (v) a violation of any provision of the Code of Business Conduct and Ethics.  In the event the Employer terminates the Executive’s employment “for cause” under this paragraph (d) of Section 4, the Executive shall be entitled only to the Base Salary through the date of the termination of the Executive’s employment and any other additional benefit in accordance with applicable plans, programs or agreements with the Employer; and all such amounts shall be payable no later than two and one-half months following the close of the calendar year in which such termination occurs.  The Executive’s right to exercise options and the right to further vesting of restricted stock granted under any Stock Plan or similar program shall terminate immediately upon the Executive’s termination “for cause”.

(e)          TERMINATION UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, such payments shall be made to such beneficiary, designee or fiduciary as Executive may have designated in writing, or failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive. Any cash payments shall be made no later than two and one-half months following the close of the calendar year in which the Executive’s death occurs.  Such payments shall be in addition to any other death benefits of the Employer made available for the benefit of the Executive, and in full settlement and satisfaction of all payments provided for in this Agreement.  Notwithstanding the vesting schedule otherwise applicable in the event of a termination governed by this subparagraph (e) of Section 4, all of options and restricted shares granted to the Executive under any Stock Plan or similar program shall be fully vested.

(f)          TERMINATION UPON DISABILITY. The Employer may terminate the Executive’s employment after the Executive is determined to be disabled under the long-term disability program of the Employer then covering the Executive or by a physician engaged by the Employer and reasonably approved by the Executive. In the event of a dispute regarding the Executive’s “disability,” such dispute shall be resolved through arbitration as provided in paragraph (d) of Section 11 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical doctor. The Executive shall be entitled to the compensation and benefits provided for under this Agreement during any period of incapacitation occurring during the term of this Agreement, and occurring prior to the establishment of the Executive’s “disability” during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive’s disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement, in which event no disability of the Executive will be deemed to have occurred.  Notwithstanding the vesting schedule otherwise applicable, in the event of a termination governed by this subparagraph (g) of Section 4, the Executive shall be fully vested in all of the Executive’s options and restricted shares under any Stock Plan or similar program.

(g)         TERMINATION UPON CHANGE OF CONTROL.

(i)            In the event of a Change in Control (as defined below) and the termination of the Executive’s employment by Executive or by the Employer under either 1 or 2 below, the Executive shall be entitled to a Termination Payment equal to the sum of: (w) three (3) times the rate of annualized Base Salary then payable to the Executive, plus (x) three (3) times the average of the three (3) most recent annual Performance Bonuses that the Executive received (or, if less, the average of the annual performance Bonuses that the Executive has theretofore received.  The Employer shall also continue for the Executive the Post-Termination Perquisites and Benefits for the same period and to the same extent as provided in paragraph (b) of this Section 4; provided, however, that notwithstanding the vesting schedule otherwise applicable, immediately following a Change in Control (whether or not the Executive’s employment is terminated), the Executive shall be fully vested in all of Executive’s options and restricted shares outstanding under any Stock Plan or similar program and shall be allowed a period of eighteen (18) months following the termination of employment of the Executive for the Executive’s exercise of such options The following shall constitute termination under this paragraph:

1 .            The Executive terminates his employment under this Agreement pursuant to a written notice to that effect delivered to the Board within twelve (12) months after the occurrence of the Change in Control.

2.             Executive’s employment is terminated, including Constructively Discharged, by the Employer or its successor either in contemplation of or after Change in Control, other than on a for-cause basis.

(ii)           For purposes of this paragraph, the term “Change in Control” shall mean the following occurring after the date of this Agreement:

1.             The consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of beneficial ownership (within the meaning of Rule

 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power embodied in the then outstanding voting securities of COPT or the Employer; or

2.             Approval by the stockholders of COPT or the Employer of: (1) a merger or consolidation of COPT or the Employer, if the stockholders of COPT or the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of COPT or the Employer outstanding immediately before such merger or consolidation; or (2) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of COPT or the Employer.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation or other entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of COPT or the Employer in the same proportion as their ownership of stock in COPT or the Employer immediately prior to such acquisition.

(iii)        If it is determined, in the opinion of the Employer’s independent accountants, in consultation with the Employer’s independent counsel, that any amount payable to the Executive by the Employer under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Employer shall pay to the Executive a “grossing-up” amount equal to the amount of such Excise Tax and all federal and state income or other taxes with respect to payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, the Employer shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and professional fees or expenses, incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be made by the

 Employer’s independent accountants, in consultation with the Employer’s independent legal counsel. The Employer shall pay all accountant and legal counsel fees and expenses.

(iv)          Any cash payments to the Executive under this paragraph (g) of Section 4 shall be paid to the Executive no later than two and one-half months following the close of the calendar year in which the Executive has a vested right to the payment.  Such payment shall include any earned Performance Bonus payment on a prorated basis for the period of time the Executive was eligible for the bonus during the applicable calendar year.

(h)         VOLUNTARY TERMINATION.  In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death, disability or a Constructive Discharge, the Executive shall have the same entitlements as provided in paragraph (d) of this Section 4 for a termination “for-cause.”

5.    CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and received, and may hereafter produce, receive and otherwise have access to various materials, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or by any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Employer’s business, which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer’s premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive’s employment hereunder. The Executive agrees to abide by the Employer’s reasonable policies, as in effect from time to time, respecting confidentiality and the avoidance of interests conflicting with those of the Employer.

6.    NON-COMPETITION COVENANT.

(a)          RESTRICTIVE COVENANT. The Employer and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Employer, and have agreed that as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Sections 3 and 4 hereof, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of twenty-four (24) months after the termination of the Executive’s employment with the Employer for any reason (including termination as a result of the expiration of the term so this Agreement),

(the “Restrictive Period”), he will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates a business similar to that of the Employer (the “Restrictive Covenant”). For purposes of this subparagraph (a), a business shall be considered “similar” to that of the Employer if it is engaged in the acquisition, development, ownership, operation, management or leasing of suburban office property in any geographic market or submarket in which the Employer owns more than 1,000,000 s.f. of properties either as of the date hereof or as of the date of termination of the Executive’s employment. If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this paragraph (a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive. In the event that a successor of the Employer assumes and agrees to perform this Agreement or otherwise acquires the Employer, this Restrictive Covenant shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption or acquisition and shall not apply to any of the successor’s other offices or markets. The foregoing Restrictive Covenant shall not prohibit the Executive from owning, directly or indirectly, capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any corporation.

(b)         REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Sections 5 and 6 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Employer; that any violation of these restrictions would cause substantial injury to the Employer and such interests; that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions; and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer shall be relieved of any further obligations under this Agreement, shall be entitled to any rights, remedies or damages available at law, in equity or otherwise under this Agreement, and shall be entitled to preliminary and temporary injunctive relief granted by a court of competent jurisdiction to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be, while awaiting the decision of the arbitrator selected in accordance with paragraph (d) of Section 11 of this Agreement, which decision, if rendered adverse to the Executive, may include permanent injunctive relief to be granted by the court.

7.    INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to an affiliate of the Employer, such transfer shall not be deemed to terminate or modify this Agreement, and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer. For purposes hereof, an affiliate of the Employer shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with the Employer. The Employer shall be secondarily liable to the Executive for the obligations hereunder in the event the affiliate of the Employer cannot or refuses to honor such obligations. For all relevant purposes hereof, the tenure of the Executive shall be deemed to include the aggregate term of his employment by the Employer or its affiliate.

8.    INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign (except into a trust for purposes of estate planning), anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

9.    INDEMNIFICATION.

(a)          The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators), during the term of this Agreement and thereafter throughout all applicable limitations periods, with coverage under the Employer’s then-current directors’ and officers’ liability insurance policy, at the Employer’s expense.

(b)         In addition to the insurance coverage provided for in paragraph (a) of this Section 9, the Employer shall defend, hold harmless and indemnify the Executive (and his heirs, personal representatives, executors and administrators) to the fullest extent permitted under applicable law, and subject to the requirements, limitations and specifications set forth in the Bylaws and other organizational documents of the Employer, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(c)          In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section 9, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including the reasonable attorneys’ fees of the attorneys selected by Employer and approved by Executive for the representation of the Executive), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Executive covenanting: (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Employer for such Expenses; and (ii) to assign to the Employer all rights of the Executive to insurance proceeds, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Executive.

10.                ASSUMPTION BY COPT.  By its execution of this Agreement, and in consideration of the services provided by the Executive to the Employer hereunder, COPT agrees to be secondarily liable to the Executive, and shall assume the liabilities, obligations and duties of the Employer as contained in this Agreement in the event the Employer cannot or refuses to honor such obligations.

11.                GENERAL PROVISIONS.

(a)          SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, the Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of the Employer shall be deemed the “Employer” hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law.

(b)         ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

(c)          ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Maryland as it constitutes the situs of the corporation and the employment hereunder, without reference to the law regarding conflicts of law.

(d)         ARBITRATION. Except as provided in paragraph (b) of Section 6, any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Employer shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Columbia, MD in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Columbia, Maryland, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute, and the arbitrator shall be obligated to choose one (1) party’s specific requested action or decision, without being permitted to effectuate any compromise or “new” position; provided, however, that the arbitrator is authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Employer shall bear the cost of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator; provided, however, that if the arbitrator determines that the claim or defenses of the Executive were without reasonable basis, each party shall bear his or its own cost. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; including, if applicable, entry of a permanent injunction under paragraph (b) of Section 6.

(e)          PRESS RELEASES AND PUBLIC DISCLOSURE. Any press release or other public communication by either the Executive or the Employer with any other person concerning the terms, conditions or circumstances of Executive’s employment, or the termination of such employment, shall be subject to prior written approval of both the Executive and the Employer, subject to the proviso that the Employer shall be entitled to make requisite and appropriate public disclosure of the terms of this Agreement, without the Executive’s consent or approval, as required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission and the Stock Exchange on which the shares of Employer or COPT may from time to time be listed.

(f)          WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(g)         NOTICES. Notices given pursuant to this Agreement shall be in writing, and shall be deemed given when received, and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. Notices to the Employer shall be addressed to the principal headquarters of the Employer, Attention: Chairman. Notices to the Executive shall be sent to the address set forth below the Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(h)         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A.  It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance issued thereunder, and shall be interpreted accordingly.  Any provision of the Agreement not in compliance with that Section 409A shall be void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Employer”		“Executive”
Corporate Office Properties L.P., a
Delaware limited partnership

By:	/s/ Randall M. Griffin	/s/Stephen E. Riffee
	Randall M. Griffin	Stephen E. Riffee
	President and Chief Executive Officer	6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046

Corporate Office Properties Trust, a Maryland
business trust

By:	/s/ Randall M. Griffin
Randall M. Griffin
President and Chief Executive Officer